Exhibit 99.1

Metalico, Inc. Inc.

FOR IMMEDIATE RELEASE
METALICO UPGRADES SENIOR FINANCING
WITH NEW REVOLVING, TERM FACILITIES

CRANFORD, NJ, March 4, 2010 – Metalico, Inc. (AMEX: MEA) announced today it has closed a new $65 million secured revolving credit facility and term loan to replace its existing secured senior debt.

The new three-year credit arrangement, provided by a bank syndicate led by JPMorgan Chase Bank, N.A., includes a $57 million revolver and an $8 million term loan. RBS Business Capital, a division of RBS Asset Finance, Inc., a subsidiary of RBS Citizens, N.A., and Capital One Leverage Finance Corp. are also participating. The new financing replaces a smaller revolving facility with Wells Fargo Foothill, Inc. and term loans from Ableco Finance LLC.

The Company retired the Foothill and Ableco debt with borrowings under the new Chase facility and available cash. The Ableco loans, in the aggregate amount of $30.6 million, accrued interest at a rate of 14% per annum. Metalico expects to realize annualized savings of $2.9 million in interest expense from the retirement of the Ableco debt. At closing the Company also eliminated a principal balance of $13.5 million outstanding under the Foothill agreement.

Metalico intends to use the proceeds of the new financings for, among other purposes, future acquisitions, working capital, and general corporate purposes.

“This financing is very timely as we enter the season when our purchased metal units are highest,” said Carlos E. Agüero, Metalico’s President and Chief Executive Officer.

“Also, given the current strength in commodity metal prices that we are experiencing across the spectrum, the added financial flexibility of the new line coupled with our solid working capital position should keep Metalico very competitive in the marketplace and help drive metal units through our facilities,” he added. “JPMorgan Chase, RBS and Capital One have shown tremendous confidence in us, and we fully intend to justify it.”

Metalico, Inc. is a holding company with operations in two principal business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates twenty-four recycling facilities in New York, Pennsylvania, Ohio, West Virginia, New Jersey, Texas, and Mississippi and four lead fabricating plants in Alabama, Illinois, and California. Metalico’s common stock is traded on NYSE Amex under the symbol MEA.

Forward-looking Statements

This news release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements with respect to Metalico’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond Metalico’s control, and which may cause Metalico’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Metalico assumes no obligation to update the information contained in this news release.

CONTACTS:

METALICO, INC.
Carlos E. Agüero, President
Michael J, Drury, Executive Vice President
Metalico, Inc.
(908) 497-9610
Fax: (908) 497-1097
info@metalico.com

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